Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148096 of Tyco International Ltd. of our report dated June 30, 2008 on the financial statements of the Tyco International Retirement Savings and Investment Plan VI (f/k/a Tyco International (US) Inc. Retirement Savings and Investment Plan VI) appearing in the 2007 Form 11-K of the Tyco International Retirement Savings and Investment Plan VI (f/k/a Tyco International (US) Inc. Retirement Savings and Investment Plan VI).

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois
March 23, 2009